Exhibit 4.9

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

RingCentral, Inc. (“us,” “our,” “we” or the “company”) has one class of securities, our Class A Common Stock, registered under Section 12 of the Securities Exchange Act of 1934, as amended. These securities are listed on the New York Stock Exchange under the symbol “RNG”.

General

The following descriptions of our common stock and certain provisions of our second amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to our second amended and restated certificate of incorporation, the certificate of designations of Series A Convertible Preferred Stock, and our amended and restated bylaws. Copies of these documents have been filed with the SEC as exhibits to our Annual Reports on Form 10-K.

Our second amended and restated certificate of incorporation provides for two classes of common stock: Class A and Class B Common Stock. In addition, our second amended and restated certificate of incorporation authorizes shares of undesignated preferred stock, the rights, preferences, and privileges of which may be designated from time to time by our board of directors.

Our authorized capital stock consists of 1,350,000,000 shares, all with a par value of $0.0001 per share, of which:
•1,000,000,000 shares are Class A Common Stock;
•250,000,000 shares are Class B Common Stock; and
•100,000,000 are preferred stock, of which 200,000 are designated as Series A Convertible Preferred Stock.

Class A and Class B Common Stock

Our second amended and restated certificate of incorporation provides for two classes of common stock: Class A and Class B Common Stock.

Voting Rights

Holders of our Class A and Class B Common Stock have identical rights, provided however that, except as otherwise expressly provided in our second amended and restated certificate of incorporation or required by applicable law, on any matter that is submitted to a vote of our stockholders, holders of Class A Common Stock are entitled to one vote per share of Class A Common Stock and holders of Class B Common Stock are entitled to 10 votes per share of Class B Common Stock. Holders of shares of Class A and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, and shares of Series A Convertible Preferred Stock are also entitled to vote as a single class with the holders of the Class A and Class B Common Stock, with voting power relating to the conversion rights of such series of preferred stock, except that the Series A Convertible Preferred Stock is entitled to a separate class vote over certain specified matters and, additionally, there would be a separate vote of our Class A and Class B Common Stock as separate classes in the following circumstances:

•if we propose to amend our second amended and restated certificate of incorporation (i) to increase or decrease the par value of the shares of the Class A or Class B Common Stock or (ii) to alter or change the powers, preferences or special rights of the shares of a class of our common stock so as to affect them adversely;
•if we propose to treat the shares of a class of our common stock differently with respect to any dividend or distribution of cash, property or shares of our stock paid or distributed by us;
•if we propose to treat the shares of a class of our common stock differently with respect to any subdivision or combination of the shares of a class of our common stock; or
•if we propose to treat the shares of a class of our common stock differently in connection with a change of control with respect to any consideration into which the shares are converted or any consideration paid or otherwise distributed to our stockholders.

Under our second amended and restated certificate of incorporation, we may not increase or decrease the authorized number of shares of Class A or Class B Common Stock without the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Class A and Class B Common Stock, voting together as a single class.

Under our second amended and restated certificate of incorporation, we may not issue any shares of Class B Common Stock, other than upon exercise of options, warrants, or similar rights to acquire Class B Common Stock outstanding immediately prior to the completion of our initial public offering or in connection with stock dividends and similar transactions, unless that issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock.

We have not provided for cumulative voting for the election of directors in our second amended and restated certificate of incorporation.

Economic Rights

Except as otherwise expressly provided in our second amended and restated certificate of incorporation or required by applicable law, shares of Class A and Class B Common Stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation those described below.

Dividends and Distributions

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A and Class B Common Stock are entitled to share equally, identically and ratably, on a per share basis, with respect to any dividend or distribution of cash, property or shares of our capital stock paid or distributed by us, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A and Class B Common Stock, each voting separately as a class. In the event a dividend or distribution is paid in the form of shares of Class A or Class B Common Stock or rights to acquire shares of such stock, the holders of Class A Common Stock shall receive Class A Common Stock, or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock, or rights to acquire Class B Common Stock, as the case may be.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of Class A and Class B Common Stock are entitled to share equally, identically and ratably in all assets remaining after the payment of any liabilities and the liquidation preferences and any accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A and Class B Common Stock, each voting separately as a class.

Change of Control Transactions

Upon (A) the closing of the sale, transfer or other disposition of all or substantially all of our assets, (B) the consummation of a merger, reorganization, consolidation or share transfer which results in our voting securities outstanding immediately prior to the transaction (or the voting securities issued with respect to our voting securities outstanding immediately prior to the transaction) representing less than a majority of the combined voting power of our voting securities or the voting securities of the surviving or acquiring entity or (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons of securities of the company if, after closing, the transferee person or group would hold 50% or more of our outstanding voting stock (or the outstanding voting stock of the surviving or acquiring entity), the holders of Class A and Class B Common Stock will be treated equally and identically with respect to shares of Class A or Class B Common Stock owned by them, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A and Class B Common Stock, each voting separately as a class.

Subdivisions and Combinations

If we subdivide or combine in any manner outstanding shares of Class A or Class B Common Stock, the outstanding shares of the other class will be subdivided or combined in the same manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A and Class B Common Stock, each voting as a separate class.

Conversion

Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon (i) the date specified by affirmative vote or written consent of the holders of at least 67% of the outstanding shares of Class B Common Stock or (ii) any transfer, whether or not for value, except for certain transfers described in our second amended and restated certificate of incorporation, including, without limitation, transfers for tax and estate planning purposes, so long as the transferring holder of Class B Common Stock continues to hold exclusive voting and dispositive power with respect to the shares transferred.

Upon the death of a holder of Class B Common Stock who is a natural person, the Class B Common Stock held by that person or his or her permitted estate planning entities will convert automatically into Class A Common Stock; provided, however, that Vladimir Shmunis and Vlad Vendrow, our two founders, may transfer voting control of shares of Class B Common Stock to another Class B stockholder contingent or effective upon his death or permanent incapacity without triggering a conversion to Class A Common Stock, provided that the shares of Class B Common Stock so transferred shall convert to Class A Common Stock nine months after the death of the transferring stockholder.

In addition, with respect to each holder of Class B Common Stock, all of such holder’s shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on the seven-year anniversary of the closing date of our initial public offering; provided that any such holder’s Class B Common Stock will not automatically convert into Class A Common Stock, notwithstanding the seven-year automatic conversion provision, and such holder will continue to be deemed to hold Class B Common Stock, as long as such holder, together with his or her permitted estate planning entities, continues to beneficially own a number of shares of Class B Common Stock equal to at least 50% of the number of shares of Class B Common Stock that such holder beneficially owned immediately prior to completion of our initial public offering.

Once transferred and converted into Class A Common Stock, such Class B Common Stock shall be retired and may not be reissued.

All outstanding shares of Class B Common Stock will convert into Class A Common Stock on the date on which the number of outstanding shares of Class B Common Stock represents less than 10% of the aggregate combined number of outstanding shares of Class A and Class B Common Stock. After such conversion, no further shares of Class B Common Stock will be issued.

Preferred Stock

Our board of directors may, without further action by our stockholders, fix, by resolution or resolutions and set forth in one or more certificates of designation filed pursuant to the Delaware General Corporation Law the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued preferred stock, including, without limitation, authority to fix by resolution or resolutions that dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing, the terms of which may provide for terms that may be superior to the rights of our Class A or Class B Common Stock.

An aggregate of 100,000,000 shares of preferred stock are authorized in our second amended and restated certificate of incorporation, 200,000 of which have been designated as Series A Convertible Preferred Stock. The issuance of our preferred stock could adversely affect the voting power of holders of our Class A or Class B Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation, and the terms of the Series A Convertible Preferred Stock provide for certain preferences over our Class A and Class B Common Stock with respect to, among other things, the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of our affairs, and participating rights on the payment of dividends. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action.

Provisions of Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware Anti-Takeover Law

Our second amended and restated certificate of incorporation provides for a board of directors with each director serving a one-year term. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of the shares of capital stock outstanding will be able to elect all of our directors. Our second amended and restated certificate of incorporation and amended and restated bylaws provide that, once our outstanding shares of Class B Common Stock represent less than a majority of the combined voting power of our common stock, all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only the majority of our whole board of directors, chair of the board of directors or our chief executive officer may call a special meeting of stockholders.

Stockholder Action

Our second amended and restated certificate of incorporation provides that our stockholders are able to take action by written consent. When the outstanding shares of our Class B Common Stock represent less than a majority of the combined voting power of our common stock, our stockholders will no longer be able to take action by written consent, and will only be able to take action at annual or special meetings of our stockholders, except as otherwise expressly provided by the terms of any series of preferred stock permitting the holders of such series of preferred stock to act by written consent.

As described above in “-Class A and Class B Common Stock-Voting Rights,” our second amended and restated certificate of incorporation further provides for a dual class common stock structure, which provides our founders, early investors, executives and employees with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

Our second amended and restated certificate of incorporation and amended and restated bylaws require a supermajority stockholder vote for the rescission, alteration, amendment or repeal of the second amended and restated certificate of incorporation or amended and restated bylaws by stockholders. Our second amended and restated certificate of incorporation and amended and restated bylaws also provide that vacancies occurring on our board of directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of our board of directors. Our amended and restated bylaws establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. The combination of the lack of cumulative voting, supermajority stockholder voting requirements for certain amendments to our second amended and restated certificate of incorporation, the ability of the board to fill vacancies and the advance notice provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock will make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions, including the dual class structure of our common stock, may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or is an affiliate or associate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021, and its phone number is (877) 373-6374.